Exhibit 5

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

October 7, 2016

Caterpillar Financial Services Corporation

2120 West End Avenue

Nashville, Tennessee 37203-0001

Re:	Caterpillar Financial Services Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), in the form to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Variable Denomination Floating Rate Demand Notes (the “Notes”) of Caterpillar Financial Services Corporation, a Delaware corporation (the “Company”).  The Notes are to be issued from time to time under an Indenture, dated as of July 15, 1991, as supplemented by a First Supplemental Indenture, dated as of October 1, 2005 (collectively, the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor trustee, copies of which are included as exhibits to the Registration Statement.  The Notes are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (the “Prospectus Supplements”).

We have examined the Registration Statement and such other instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that, when the Registration Statement shall become effective, the Notes, when issued in accordance with the Indenture and the Cat Financial PowerInvestment Plan (filed as an exhibit to the Registration Statement) and in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Notes may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The foregoing opinion is given as of the date hereof and is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof.  We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sidley Austin LLP